EXHIBIT 10.1

TRACK UTILIZATION AGREEMENT

    This Track Utilization Agreement (this "Agreement") is made and entered into as of September 16, 2013 (the “Effective Date”), by and between Arizona & California Railroad Company, a Delaware corporation ("ARZC"), with its principal office located at 1301 California Ave., Parker, AZ 85344, and Cadiz Real Estate, LLC, a Delaware limited liability company ("Cadiz"), with its principal offices located at 550 South Hope Street, Suite 2850, Los Angeles, California 90071 (collectively "Parties").

RECITALS

    WHEREAS, ARZC operates a railroad line between points near Cadiz and Freda, San Bernardino County, California (Mile Posts 144.0 and 189.0, respectively), as described on Exhibit “A” which is attached hereto and incorporated herein by reference (the “Property”); and

    WHEREAS, pursuant to a certain Longitudinal Lease Agreement (the “Lease Agreement”) dated September 17, 2008, Cadiz leased from ARZC portions of the Property (defined in the Lease Agreement, as amended, as the “Premises”) and certain appurtenances related to the Premises (defined in the Lease Agreement, as amended, as the “Facilities”); and

    WHEREAS, in connection with the use of the Premises and the operation of the Facilities, Cadiz leased from ARZC, and ARZC granted to Cadiz, certain non-exclusive interests in the surface of the Property (defined in the Lease Agreement, as amended, as the “Access Areas”) in consideration for compensation and Cadiz’s agreement to provide water and other benefits to ARZC; and

    WHEREAS, consistent with early direction by ARZC and Paragraph 17 of the Lease Agreement whereby Cadiz is to provide ARZC water for railroad purposes, the Lease was previously amended by the Parties in December 2011 (the “Lease Amendment”) to more specifically clarify (i) the Parties’ agreement that ARZC will be entitled to certain identified uses of the Facilities and improvements constructed within the Premises, and (ii) ARZC’s intent to permit Cadiz to operate a steam-powered excursion train using passenger terminals located on the Property, provided that certain assurances could be provided to ARZC and subject to (1) Cadiz conducting due diligence to insure that the Facilities and improvements are suitable for Cadiz’s proposed use; (2) Cadiz applying for approvals, if any, for its intended location of the related facilities wholly on Cadiz Property; and (3) environmental review, if any, that may be required for this purpose; and

    WHEREAS, the Santa Margarita Water District (“SMWD”) caused the preparation of an Environmental Impact Report (“EIR”) and the completion of environmental review for the Cadiz Water Conservation, Recovery and Storage Project (“Water Project”) that would use the Property to convey water from Cadiz Property to the Colorado River Aqueduct (“CRA”) and to ARZC specifically for railroad purposes, including but not limited to fire suppression, future transloading and the operation of a steam powered locomotive; and

    WHEREAS, SMWD determined that there were no significant environmental impacts attributable to the ongoing operation of the Water Project and the conveyance of water to the CRA and to ARZC; and

    WHEREAS, Cadiz intends to evaluate the feasibility of developing additional facilities including a cultural and historical center and will conduct due diligence during this period, including but not limited to reviewing site plans, conducting field studies, and establishing and planning designs for the location of a cultural and historical center wholly on Cadiz’s Fenner Valley property. If as a result of due diligence, developing the facilities will be feasible, Cadiz intends to apply for any required approvals to establish a cultural and historical center at Cadiz’s Fenner Valley property to promote the historical significance of the ARZC rail route and the influence of the railroad on San Bernardino County and the development of the west; and

    WHEREAS, consistent with its objectives, Cadiz intends to evaluate the feasibility of the operation of the steam train and related facilities and conducting programs to educate the public and will conduct due diligence during this period. If as a result of due diligence, developing the facilities will be feasible, Cadiz intends to operate year-round facilities and programs to educate the public on the role of steam railroads in the growth of the United States and the development of the mid-Mojave region, which facilities and programs will feature a steam powered excursion train operating under the name “Cadiz Southeastern Railway” (the “Cadiz Railway” or the “Project”);

    WHEREAS, ARZC believes that Cadiz’s operation of the Cadiz Railway will be a historically significant attraction and legacy educational benefit that will contribute to the local economies and that will provide patrons with a means to safely experience the desert climate without causing any significant environmental impacts;

    WHEREAS, ARZC is the legal owner of the railroad track known as “Cadiz-Parker Mainline” situated on the Property (the “Track”);

    WHEREAS, the Parties desire to set forth the principal terms of an agreement with respect to the due diligence, design, construction, maintenance and operation of certain facilities, and financial terms whereby Cadiz would operate the Cadiz Railway on the Track and ARZC will  provide to Cadiz certain services and facilities described in this Agreement in furtherance of the Project and to authorize required preparatory investigation  prior to applying for required permits for any improvements that will occur wholly on Cadiz’s Fenner Valley property, if any, along with any environmental review if required once operating scenarios have been determined and if and only if the Parties are in mutual agreement as to all material terms;

    NOW, THEREFORE, in consideration of the foregoing Recitals, which Recitals are incorporated herein by this reference, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and for the mutual covenants contained herein, the parties hereby agree as follows:

DEFINITIONS

    A.           "Discretionary Permits" means any and all federal, state and local governmental permits and any governmental or regulatory approvals, other than those permits and approvals that are non-discretionary or ministerial in nature, that may be required or desirable, as determined by the Parties in their reasonable judgment, (i) to develop, implement and/or utilize the Project, (ii) to establish the Facilities, (iii) to effect any provision of or action contemplated under this Agreement, and (iv) to obtain any CEQA documentation, review and/or approvals (including, the final adjudication of any legal challenges thereto) if any is required for the improvements that will occur wholly on Cadiz’s Fenner Valley Property.

TERMS OF AGREEMENT

    1.           The Parties’ hereby confirm that the Lease Agreement and the Lease Amendment shall remain in full force and effect and are not amended or otherwise affected by this Agreement except to the extent expressly stated in this Agreement by reference to the Lease Agreement or Lease Amendment.

    2.           Cadiz hereby agrees as follows:

       (a)           To evaluate the feasibility of developing a Cadiz Railway and associated facilities and a cultural and historical center by, among other things, conducting due diligence review during the investigatory stages set forth in Paragraph 5 of this Agreement.  Due diligence includes, but is not limited to, evaluating the existing facilities and proposed sites for related facilities, conducting testing and monitoring of the steam train, inspecting the Track, reviewing site plans, conducting field studies, and establishing and planning designs. This period will also be used to assess other potential environmental, title, physical and economic aspects of the Project.

       (b)           That if the Project proceeds based on the results of the due diligence and after the acquisition of all Discretionary Permits, Cadiz shall develop and maintain the Infrastructure to the extent required to operate, maintain and store the Cadiz Railway and to operate the Project (other than facilities owned by ARZC which the Parties mutually agree are not a part of the Project) at its sole expense.  For purposes of the preceding sentence, (i) "Infrastructure" means the Tracks associated with the Project, bridges, roadbed and right-of-way, and station facilities owned, leased or operated by Cadiz, including the signals and other structures and mechanisms that are track-related or are used for the movement or control of the Cadiz Railway (but not including any rolling stock, maintenance, servicing or fueling facilities); and (ii) Cadiz shall only be responsible for the costs incurred to develop and maintain the Infrastructure that would not have been incurred if the Cadiz Railway and the Project did not operate on the Tracks.  With the prior written consent of ARZC, Cadiz may make improvements to the Infrastructure as needed to increase the Track speed and to otherwise make the Track suitable for the operation of the Project.

       (b)           That if the Project proceeds based on the results of the due diligence and after the acquisition of all Discretionary Permits, Cadiz shall provide safe operating locomotives and passenger cars, qualified train operating crews, ticketing and reservation services, interpretive services, adequate personnel for excursion passenger control on and off the train and during passenger boarding and de-boarding, and to maintain and fuel the locomotives and cars solely associated with the Project.  All equipment operated by Cadiz will meet all FRA, NPS, ADA and other applicable laws and regulations concerning operating and safety standards.  Equipment to be used in the operation of the Project will include one or two steam locomotives and a maximum of twelve passenger cars (unless additional cars are authorized by mutual agreement of the Parties).  All locomotives will be equipped with radio communications with capability of operating on ARZC frequencies.  Cadiz will provide to Cadiz crew members radios which are capable of operating on ARZC frequencies.  All ARZC and Cadiz on-rail communications will be conducted in strict accordance with applicable FRA standards.

       (c)           That if the Project proceeds based on the results of the due diligence and after the acquisition of all Discretionary Permits, Cadiz shall provide the Infrastructure improvements as necessary to load and unload passengers at Parker, Rice, Cadiz, and any other locations at which passenger ingress and egress will occur.  Any additional facilities required to operate the Project will be provided or constructed by Cadiz as necessary at mutually agreeable locations.

       (d)           That if the Project proceeds based on the results of the due diligence and after the acquisition of all Discretionary Permits, and in the event any federal, state or local agency with jurisdiction over ARZC, the activities or services related to the Cadiz Railway, the Tracks or the Infrastructure passes, issues or imposes any statute, regulation, ordinance or order or ruling that (i) is/are enforceable against Cadiz or (ii) enforceable against ARZC and (iii) has a financial impact on any obligation of ARZC hereunder, then Cadiz shall be responsible for the expenses incurred by ARZC in its compliance with such statute, regulation, ordinance, order or ruling that are due to the presence of the Cadiz Railway.  Cadiz and ARZC agree to work cooperatively to determine whether any exemption, exception or defense available to Cadiz applies and, if so, to assert the exemption, exception or defense in a timely manner.

       (e)           That if the Project proceeds based on the results of the due diligence and after the acquisition of all Discretionary Permits, Cadiz shall provide all staffing required to carry out the objectives of this Agreement and to operate the Project, including qualified steam locomotive engineers and firemen, qualified train personnel and conductors, and sufficient staff for all public contact, ticketing, reservation, orientation, interpretation, and public safety services.  All Cadiz Hour of Service employees and volunteers will be GCOR-qualified.  ARZC must approve of the trainer and training methods.  Cadiz will provide a supervisor of Locomotive Engineers and Conductors who can qualify Cadiz crews. The designates SLE/STC will be acceptable to ARZC and will work jointly with ARZC to ensure all crews are properly trained and qualified.

       (f)           That if the Project proceeds based on the results of the due diligence and after the acquisition of all Discretionary Permits, Cadiz shall assume responsibility for the expense related to all construction, maintenance, repair and inspections of the Track used in connection with the Project, in accordance with 49 CFR, Parts 213.1 through 213.241.  Such expense includes equipment re-railing, track repair and cleanup of any associated damage involving Cadiz equipment and operations. Cadiz will agree to reimburse ARZC Cadiz’s proportionate share, based on the relative Track usage by each of the Parties during the immediately preceding calendar year, for the operation of a sperry, geometry or other like equipment to inspect the condition of the Track at mutually agreeable frequencies, but not less than three times a year for the sperry car and once a year for the geometry car.  If an inspection discloses that any construction, maintenance or repair of the Track is required, the Parties will agree on the allocation of cost therefor, and if the Parties cannot agree after good faith efforts to do so, the cost therefor will be allocated by the personnel conducting the inspection based on such personnel’s determination of responsibility for the damage or other condition requiring the construction, maintenance or repair, and if such personnel fails to do so, the cost therefor shall be allocated between the Parties based upon their relative Track usage during the five-year period ending on the last day of the most recently ended calendar year.  For purposes of this paragraph, Track usage will be based upon ton or car miles travelled, as mutually agreed to by the Parties.

       (g)           That if the Project proceeds based on the results of the due diligence and after the acquisition of all Discretionary Permits, Cadiz shall inspect the Track to meet the FRA standards for the operation of the Cadiz Railway at the highest speeds possible for the class of track inspected.  Until bridge ratings are verified, the loading produced by steam locomotive axle weight spacing and speed shall not exceed 286 loading at full diesel impact plus 20%.

       (h)           That if the Project proceeds based on the results of the due diligence and after the acquisition of all Discretionary Permits, Cadiz shall provide water for the operation of the Steam Engines and for fire suppression at agreed upon locations along the Track at its sole expense.

       (i)           That if the Project proceeds based on the results of the due diligence and after the acquisition of all Discretionary Permits, no cars containing hazardous waste or hazardous materials may be stored by Cadiz on the Property.  Fuel and lubricants, both new and used, required for the operation of the steam train shall not be considered hazardous for purposes of this paragraph.

    In addition to the covenants and agreements made herein by Cadiz, and as additional consideration for the services and other resources that ARZC has agreed to provide if the Project proceeds, Cadiz agrees to pay to ARZC, not less often than annually, an amount equal to the greater of (A) an amount equal to one and one-half percent (1.5%) of the annual gross revenues   (the “Percentage Payment”) attributable to the conveyance of water through the pipeline installed by Cadiz on the Property pursuant to the Lease Agreement, and (B) an amount equal to Two Hundred Fifty Dollars ($250.00) (the “Excursion Payment”) for each roundtrip train excursion event occurring during the year.  However, the Percentage Payment or the Excursion Payment provided herein for any calendar year shall not exceed Five Hundred Thousand Dollars ($500,000) in 2015 dollars, and adjusted annually by the consumers price index (“CPI”) for San Bernardino County.  To illustrate the application of the preceding sentence, if gross revenues attributable to the conveyance of water is $40,000,000 and the Cadiz Railway runs 78 roundtrip train excursions during a year, the additional payment would be $600,000, but reduced to $500,000 on the basis of the “not to exceed” limitation.  The Percentage Payment and the Excursion Payment shall each be calculated on a calendar year basis within thirty (30) days after December 31 each year and the additional payment due pursuant to this Paragraph 5 shall be paid before the end of February.  The calculation of any additional payment due after this Agreement terminates shall be prorated for such final year.

    3.           If the Project proceeds based on the results of the due diligence and after the acquisition of all Discretionary Permits, ARZC hereby agrees as follows:

       (a)           ARZC will permit access to the Track, the Cadiz wye, the Rice yard and Rice wye, and a mutually agreeable segregated area within the Parker yard right-of-way for Cadiz personnel and the members of the public as is necessary for the operation of the Project.  Cadiz will be allowed to operate the Cadiz Railway on a daily or weekly basis, as mutually agreed.

       (b)           ARZC will allow Cadiz reasonable access to ARZC’s Infrastructure as needed by Cadiz in connection with the Project, including the completion of any due diligence.

       (c)           ARZC will advise Cadiz of its intention to alter Track conditions, operations or structures as they exist at the execution of this Agreement.  ARZC will notify Cadiz of any track work that will adversely affect the operation of the Cadiz Railway, allowing  a reasonable amount of time for review and comment.  ARZC will make all reasonable attempts to schedule construction and maintenance activities in such a way as to not interfere with or interrupt rail operations.

       (d)           ARZC will be responsible for the dispatching obligations relating to control and movement of the trains over the Track.  Cadiz will pay for all dispatch charges related to the Project.  ARZC will comply with all applicable governmental rules and regulations.

    4.           The Parties’ respective commitments and obligations provided above are subject to the completion of the investigatory stage set forth below, the acquisition of all Discretionary Permits applicable to the operation of the Cadiz Railway and related facilities, and compliance with all laws, including completion of environmental review.  To the extent required by law, the anticipated development on Cadiz’s Fenner Valley property may be subject to environmental review, if any, in accordance with the California Environmental Quality Act (CEQA) and any applicable law. The Parties acknowledge that any modifications to that portion of the Cadiz Railway and related facilities existing wholly on Cadiz’s Fenner Valley property and resulting from compliance with CEQA may necessitate amendments to this Agreement in a mutually acceptable manner. In no event shall the Parties be required to implement any part of the Project prior to the acquisition of all permits and compliance with all laws if such compliance is required. Each of the Parties reserves the discretion to approve or disapprove additional or different terms, provided both Parties agree to use their best good faith efforts to change the terms of this Agreement to take into account changed circumstances, changes in operations, and changes in laws or regulations, with the objective of maintaining and continuing the operation of the Cadiz Railway.

    5.           The Parties hereby agree that prior to commencing operation of the Cadiz Railway, Cadiz, as the Cadiz Railway operator, needs to take steps to determine what activities must be taken to establish, operate and market the Cadiz Railway and its supporting Infrastructure on the Property and that such steps will require multiple visits to the Property by Cadiz’s employees, agents, representatives and contractors.  Any entry onto the Property by Cadiz, its employees, agents, representatives or contractors that require inspection or work near or adjacent to any Track shall require not less than 72 hours prior notice to ARZC’s General Manager (or other designee if requested by ARZC) in order to ensure ARZC is aware of Cadiz’s activities on the Property.  Any “flagging” services determined at ARZC’s sole discretion to be necessary by ARZC shall be at Cadiz’s sole expense.  ARZC will allow Cadiz to train and provide its own flagmen for protection against rail equipment and will allow Cadiz to use the ARZC Roadway Worker Protection program as a basis for any training of employees and contractors that would be subject to the provisions of that plan. ARZC will, as needed to protect the Infrastructure, provide a representative to ensure all flagmen and contractors are properly protecting the Infrastructure.  Safety of personnel, property, rail operations and the public is of paramount importance in the entry onto the Property pursuant to this Agreement.  As reinforcement and in furtherance of overall safety measures to be observed by Cadiz, its employees, agents, representatives or contractors (and not by way of limitation), the following special safety rules shall be followed:

       (a)            Cadiz shall keep the Property free from safety and health hazards and ensure that its employees, agents, representatives or contractors are competent and adequately trained in all safety and health aspects before entering the Property.  Cadiz shall have proper first aid supplies available so that prompt first aid services can be provided to any person that may be injured.  Cadiz shall promptly notify ARZC of any U.S. Occupational Safety and Health Administration reportable injuries occurring to any person that may arise while on the Property.

       (b)           The employees, agents, representatives or contractors of Cadiz shall be suitably dressed to perform their duties safely and in a manner that will not interfere with their vision, hearing or free use of their hands or feet.  Only waist length shirts with sleeves and trousers that cover the entire leg are to be worn.  If flare-legged trousers are worn, the trouser bottoms must be tied to prevent catching.  The employees should wear sturdy and protective work boots and at least the following protective equipment:

          (i)           Protective headgear that meets American National Standard-Z89.1-latest revision.  It is suggested that all hardhats be affixed with Cadiz’s or its agent’s, representative’s or contractor’s company logo or name;

          (ii)           Eye protection that meets American National Standard for occupational and educational eye and face protection, Z87.1-latest revision; and

          (iii)           Hearing protection which affords enough attenuation to give protection from noise levels that will be occurring on the Property.

       (c)           All motorized construction equipment provided or leased by Cadiz shall be equipped with audible back-up warning devices.  If in the opinion of ARZC’s representative, Cadiz or any of its employees’, agents’, representatives’ or contractors’ construction equipment is unsafe for use on the Property, Cadiz, at the request of ARZC’s representative, shall remove such construction equipment from the Property.

       (d)           Cadiz agrees to perform its inspection and other activities in accordance with the GWI Code of Ethics and Conduct, and the applicable Contractor Safety Rules, each located online at http://www.gwrr.com.

       (e)           Crossing of any Track by any equipment must be done at approved locations and must be over full depth timbers, rubber, etc.  Any equipment with steel wheels, lugs or tracks must not cross steel rails without aid of rubber tires or other approved protection.

       (f)           Cadiz and ARZC agree that time is of the essence for Cadiz to complete the aforementioned activities in order for Cadiz to commence operation of the Cadiz Railway, as further set forth in this Agreement.

    6.           (a)           For the activities requiring Cadiz’s agents and business invitees entry onto the Property during the term of this Agreement, Cadiz releases ARZC along with its insurers, parents, affiliates and subsidiaries, and their respective officers, directors, employees, invitees, agents and contractors (each, an “ARZC Indemnitee”), and waives any right to ask for, or demand damages, costs or other expenses from such persons, if such damages, costs or expenses would not have occurred but for the activities or presence of Cadiz, its employees, agents, representatives or contractors on the Property, and regardless of whether caused or attributable to the fault, failure, negligence, strict liability, acts or omissions of any ARZC Indemnitee and, Cadiz shall also defend, indemnify and hold harmless each ARZC Indemnitee, irrespective of any negligence or fault of any ARZC Indemnitee, excepting only in the event of gross negligence or willful misconduct on the part of such ARZC Indemnitee, from any and all Losses for injuries to or death of, or property damage to any person on or off the Property and arising, whether caused directly or indirectly, from such presence or activities.

       (b)           Cadiz acknowledges that the freight operations or other operations of ARZC on the Property, and being present on the Track or Property, and near or aboard excursion trains involves risk, and Cadiz, as part of the consideration for this Agreement, will release ARZC along with its insurers, parents, affiliates and subsidiaries, and their respective officers, directors, employees, invitees, agents and contractors, and will waive any right to ask for, or demand damages, costs or other expenses from such persons, if such damages, costs or expenses would not have occurred but for the operation or presence of the Cadiz Railway, and regardless of whether caused or attributable to the fault, failure, negligence, strict liability, acts or omissions of any ARZC Indemnitee and/or otherwise.  Therefore, during the term of this Agreement, Cadiz also shall covenant and agree to protect, defend, indemnify and hold harmless each ARZC Indemnitee, from and against any and all damages, costs or expenses resulting from any and all Losses, that would not have arisen but for the operation or presence of the excursion trains, including but not limited to costs and expenses arising from: (i) any failure by Cadiz to perform any of the agreements, terms, covenants or conditions contained in this Agreement; (ii) any bodily injury, death or property loss or damage to Cadiz’s employees, invitees (including but not limited to ticketed passengers, persons waiting to buy tickets or persons on the Property for the purpose of observation, but expressly excluding trespassers and any other unauthorized visitors) or agents; (iii) any bodily injury, death or property loss to passengers who enter or are preparing to enter Cadiz’s or ARZC’s facilities, property, tracks or trains or any bodily injury, death or property loss or damage sustained by Cadiz; (iv) any bodily injury, death or property loss to third parties adjacent to the Property caused by Cadiz, its employees, invitees or agents; or (v) any bodily injury, death or property loss to any ARZC Indemnitee; in each case whether such damages, costs or expenses be suffered or sustained by any ARZC Indemnitee directly, or suffered or sustained by other persons or corporations, including but not limited to Cadiz, its employees, invitees, agents, or be suffered by passengers who may seek to hold either any ARZC Indemnitee liable therefore; and in each case regardless of whether caused or attributable to the fault, failure, negligence, strict liability, acts or omissions of any ARZC Indemnitee.

       (c)           The party seeking indemnification hereunder shall promptly notify the indemnifying party in writing of any Loss and cooperate with the indemnifying party at the indemnifying party's sole cost and expense.  The indemnifying party shall immediately take control of the defense and investigation of such Loss and shall employ counsel of its choice to handle and defend the same, at the indemnifying party's sole cost and expense.  The indemnifying party shall not settle any Loss in a manner that adversely affects the rights of the indemnified party without the indemnified party's prior written consent, which shall not be unreasonably withheld or delayed.  The indemnified party's failure to perform any obligations under this Paragraph 6 shall not relieve the indemnifying party of its obligations under this Paragraph 6 except to the extent that the indemnifying party can demonstrate that it has been materially prejudiced as a result of such failure.  The indemnified party may participate in and observe the proceedings at its own cost and expense.

       (d)           For purposes of this Paragraph 6, the term “Losses” shall mean all actions, losses, damages, detriments, fines, penalties, suits, claims, demands, judgments, settlements, expenses, costs and charges of any kind or nature, including reasonable counsel, investigator and expert fees.

       (e)           For the avoidance of any doubt, the language in subparagraph (b) above is not intended to be exclusive concerning the assumption of risk by Cadiz.

    7.           The following insurance coverages shall be obtained by Cadiz as indicated:

       (a)           To secure and maintain in effect continuously during the term of this Agreement (i) Comprehensive General Liability insurance against claims occasioned by actions or omissions of Cadiz, its agents, representatives or contractors and their respective employees, in carrying out the activities and operations authorized hereunder and such insurance shall be in an amount commensurate with the degree of risk and the scope and size of such activities authorized herein, but in any event not less than $5,000,000 per incident, and includes a waiver of subrogation in favor of the entities listed in subparagraph (f)(iii) below, (ii) Workmen's Compensation Insurance with minimum limits of not less than $1,000,000 Bodily Injury by Accident, Each Accident; $1,000,000 Bodily Injury by Disease, Policy Limit; $1,000,000 Bodily Injury by Disease, Each Employee, and includes a waiver of subrogation in favor of the entities listed in subparagraph (f)(iii) below, (iii) Commercial Automobile Insurance for all owned, non-owned and hired vehicles with a combined single limit of not less than $1,000,000 for Bodily Injury and Property Damage Liability and such policy shall be endorsed to provide waiver of subrogation in favor of the entities listed in subparagraph (f)(iii) below, and (iv) Railroad Protective Public Liability and Property Damage Liability Insurance with limits of $2,000,000 per occurrence, $6,000,000 annual aggregate.

       (b)           To secure and maintain in effect continuously (taking into account renewals), during the term of this Agreement, a policy of Railroad Protective Liability (“RPL”) Insurance in the amount of at least Fifty Million Dollars ($50,000,000.00), single-limit bodily injury and/or property damage combined for any and all injuries or death arising out of all persons in any one occurrence, and/or damages to or destruction of private property, including the loss of use thereof, per occurrence for bodily injury and/or property damage combined.  Such RPL policy must include third party property damage coverage for damage to the Property and anything thereon.  Such RPL policy may not include a self-insured retention, or deductible, of more than Fifty Thousand Dollars ($50,000).  An Umbrella policy may be utilized to satisfy the required limits of liability under this paragraph.  In addition, Cadiz shall secure and maintain workers compensation and employers’ liability insurance for any employee or independent contractor it employs along with Commercial Automobile and Commercial Liability coverages in the manner as provided for in subparagraph (a) above or enough coverages and with such limits (including deductibles) as ARZC deems necessary.

       (c)           All insurance policies required to be obtained hereunder shall be secured from and maintained by companies authorized to issue such policies in the State of Arizona or the State of California, and policies shall fully comply with laws of the State of Arizona and the State of California as such pertain to the scope of the policies.

       (d)           Promptly following commencement of construction and after the execution of this Agreement by both parties, Cadiz shall furnish ARZC with copies of the complete, original insurance policies and Certificates of Insurance giving evidence of existence of the required insurance policies in subparagraph (a) above, Cadiz shall furnish ARZC with copies of the complete, original insurance policies and Certificates of Insurance giving evidence of existence of the required insurance policies in subparagraph (b) above.  All of said policies shall be with insurers having A.M. Best ratings of not less than A-VII.  Cadiz shall endeavor to cause such certificates to include a provision that 30 days advance notice to all insureds is required before cancellation or material change (including but not limited to any decrease in the amount of coverage). Under no circumstances shall Cadiz permit anyone to enter upon the Property prior to ARZC having received, reviewed and approved such Certificates of Insurance.

       (e)           All insurance policies required by this Paragraph 7 shall be in a form acceptable to ARZC, and be in effect with paid-up premiums and documentation of required insurance policies on file with ARZC.

       (f)           All insurance policies required by this Paragraph 7, shall be specifically endorsed to:

          (i)           delete any and all exclusions involving Cadiz’s activities or operations on or within fifty (50) feet of railroad property or operations;

          (ii)           be primary and non-contributory;

          (iii)           add the following entities and their affiliates (including their respective employees, officers and directors) as named insureds:

ARIZONA & CALIFORNIA RAILROAD COMPANY, and
GENESEE & WYOMING INC.

          (iv) include contractual liability coverage whereby Cadiz’s covenants and agreements to indemnify the ARZC Indemnitees are brought within the coverage of said policy; and

          (v) Cadiz, on behalf of itself and its insurers, acknowledges and agrees to a Waiver of Subrogation in favor of each of the entities listed under subparagraph 9(f)(iii) on said policies.

       (g)           Furnishing of insurance by Cadiz shall not limit Cadiz’s liability under this Agreement, but shall be additional security therefor.  The fact that insurance is obtained by Cadiz will not be deemed to release or diminish Cadiz’s liability, including, without limitation, liability under the indemnity provisions of this Agreement.  Damages recoverable by the ARZC Indemnitees from Cadiz or any third party will not be limited by the amount of the required insurance coverage.

    8.           This Agreement shall commence as of the Effective Date and shall continue thereafter for a period that is coterminous with the Lease Agreement, as amended, unless sooner terminated by mutual agreement of the Parties.

    9.           The relationship between the Parties is that of independent contractors.  Nothing contained in this Agreement shall be construed as creating any agency, partnership, joint venture or other form of joint enterprise, employment or fiduciary relationship between the Parties, and neither party shall have authority to contract for or bind the other Party in any manner whatsoever.

    10.         Neither Party shall issue or release any announcement, statement, press release or other publicity or marketing materials relating to this Agreement, or otherwise use the other Party's trademarks, service marks, trade names, logos, symbols or brand names, in each case, without the prior written consent of the other Party, which shall not be unreasonably withheld or delayed.

    11.         This Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever, under or by reason of this Agreement.

    12.         This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each Party hereto.  No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving.  Except as otherwise set forth in this Agreement, no failure to exercise, or delay in exercising, any rights, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

    13.         If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.  Upon such determination that any term or other provision is invalid, illegal or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

    16.         This Agreement shall be governed by and construed in accordance with the internal laws of the State of California without giving effect to any choice or conflict of law provision or rule (whether of the State of California or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of California.  Any legal suit, action or proceeding arising out of or related to this Agreement shall be instituted exclusively in the federal courts of the United States or the courts of the State of California in each case located in the County of San Bernardino, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding.

    17.         In the event that any action, suit, or other legal or administrative proceeding is instituted or commenced by either Party hereto against the other Party arising out of or related to this Agreement, the prevailing Party shall be entitled to recover its reasonable/actual attorneys' fees and court costs from the non-prevailing Party.

    18.         This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement.  A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

    19.         Neither Party may assign, transfer or delegate any or all of its rights or obligations under this Agreement, without the prior written consent of the other Party.  Any attempted assignment, transfer or other conveyance in violation of the foregoing shall be null and void.  The paragraphs of this Agreement that are intended to be binding shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns.

    20.         This Agreement, together with documents incorporated herein by reference, constitutes the sole and entire agreement of the Parties to this Agreement with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter.

    21.          All notices or other communications required by this Agreement shall be delivered by personal delivery or Certified Mail, return receipt requested, to the intended recipient at the following address:

       If to ARZC:                          Arizona & California Railroad Company
Attn: General Manager
1301 California Avenue
Parker, AZ  85344

With a copy to:                     Arizona & California Railroad Company
c/o Genesee & Wyoming, Inc.
Attn: General Counsel
20 West Avenue
       Darien, CT 06820

If to Cadiz:                             Cadiz Real Estate, L.L.C.
550 South Hope Street, Suite 2850
Los Angeles, CA  90071

With a copy to:                     Michelle Pickett
Brownstein Hyatt Farber Schreck, LLP
21 East Carrillo Street
Santa Barbara, CA 93101

    Notices shall be deemed effective upon receipt or rejection only.  The foregoing addresses shall be used for notice until such time as the Parties provide notice as required herein of a new address for giving notice.

    22.         The parties acknowledge and agree that this Agreement is not intended to be a binding agreement as to any matters outside of its limited scope, but merely a statement of their mutual understandings in principle, and that by execution hereof, neither of them shall have any legal obligations whatsoever by reason of this Agreement other than as expressly and specifically set forth above, including but not limited to Paragraphs 6 and 7.

    23.         Any clause that would be expected to survive termination of this Agreement shall survive termination or expiration.

    IN WITNESS WHEREOF, the parties have placed their signatures as of the date set forth above.

"ARZC"

ARIZONA & CALIFORNIA RAILROAD COMPANY, a Delaware corporation

By:	/s/ J. Bradley Ovitt
Its:	SVP
Dated:	September 16, 2013

"CADIZ"

CADIZ REAL ESTATE, LLC, a Delaware limited liability company

By:	/s/ Timothy J. Shaheen
Its:	CEO
Dated:	September 16, 2013

EXHIBIT “A”

LEGAL DESCRIPTION OF THE PROPERTY

All that certain property located in the County of San Bernardino, State of California, as more particularly described as follows:

SECTION 1 OF TOWNSHIP 1 SOUTH, RANGE 19 EAST, SAN BERNARDINO BASE AND MERIDIAN, ACCORDING TO THE OFFICIAL PLAT THEREOF.

SECTIONS 6, 7 AND 8 OF TOWNSHIP 1 SOUTH, RANGE 20 EAST, SAN BERNARDINO BASE AND MERIDIAN, ACCORDING TO THE OFFICIAL PLAT THEREOF.

SECTION 1 OF TOWNSHIP 1 NORTH, RANGE 18 EAST, SAN BERNARDINO BASE AND MERIDIAN, ACCORDING TO THE OFFICIAL PLAT THEREOF.

SECTIONS 5, 6, 8, 9, 17, 21, 22, 26, 27 AND 35 OF TOWNSHIP 1 NORTH, RANGE 19 EAST, SAN BERNARDINO BASE AND MERIDIAN, ACCORDING TO THE OFFICIAL PLAT THEREOF.

SECTION 31 OF TOWNSHIP 2 NORTH, RANGE 19 EAST, SAN BERNARDINO BASE AND MERIDIAN, ACCORDING TO THE OFFICIAL PLAT THEREOF.

SECTIONS 7, 8, 17, 21, 22, 26, 27 AND 35 OF TOWNSHIP 2 NORTH, RANGE 18 EAST, SAN BERNARDINO BASE AND MERIDIAN, ACCORDING TO THE OFFICIAL PLAT THEREOF.

SECTIONS 4, 5, 9, 10 AND 12 OF TOWNSHIP 2 NORTH, RANGE 17 EAST, SAN BERNARDINO BASE AND MERIDIAN, ACCORDING TO THE OFFICIAL PLAT THEREOF.

SECTIONS 30, 31 AND 32 OF TOWNSHIP 3 NORTH, RANGE 17 EAST, SAN BERNARDINO BASE AND MERIDIAN, ACCORDING TO THE OFFICIAL PLAT THEREOF.

SECTIONS 3, 4, 10, 11, 14, 23 AND 24 OF TOWNSHIP 3 NORTH, RANGE 16 EAST, SAN BERNARDINO BASE AND MERIDIAN, ACCORDING TO THE OFFICIAL PLAT THEREOF.

SECTIONS 19, 30 AND 32 OF TOWNSHIP 4 NORTH, RANGE 16 EAST, SAN BERNARDINO BASE AND MERIDIAN, ACCORDING TO THE OFFICIAL PLAT THEREOF.

SECTIONS 5, 6, 8, 9, 14, 15, 23 AND 24 OF TOWNSHIP 4 NORTH, RANGE 15 EAST, SAN BERNARDINO BASE AND MERIDIAN, ACCORDING TO THE OFFICIAL PLAT THEREOF.

SECTION 26 OF TOWNSHIP 5 NORTH, RANGE 14 EAST, SAN BERNARDINO BASE AND MERIDIAN, ACCORDING TO THE OFFICIAL PLAT THEREOF.

SECTION 31 OF TOWNSHIP 5 NORTH, RANGE 15 EAST, SAN BERNARDINO BASE AND MERIDIAN, ACCORDING TO THE OFFICIAL PLAT THEREOF.

BEGINNING AT A POINT IN THE WEST LINE OF SECTION TWENTY-FIVE (25) TOWNSHIP FIVE (5) NORTH, RANGE FOURTEEN (14) EAST, SAN BERNARDINO BASE AND MERIDIAN, ONE THOUSAND SIX HUNDRED FIFTY (1650) FEET, MORE OR LESS, NORTH OF THE SOUTHWEST CORNER THEREOF;

THENCE SOUTH FORTY-ONE DEGREES FORTY-EIGHT MINUTES EAST (S 41° 48' E.) TWO THOUSAND TWO HUNDRED (2200) FEET, MORE OR LESS, OVER WEST HALF OF SOUTHWEST QUARTER (W1/2 OF S.W. 1/4) AND SOUTHEAST QUARTER OF SOUTHWEST QUARTER (S.E. 1/4 OF S.W. 1/4) OF SAID SECTION TO A POINT IN ITS SOUTH LINE ONE THOUSAND FIVE HUNDRED (1500) FEET, MORE OR LESS, EAST OF THE SOUTHWEST CORNER THEREOF; ALSO

BEGINNING AT A POINT IN THE WEST LINE OF SECTION TWENTY-NINE (29), TOWNSHIP FOUR (4) NORTH, RANGE SIXTEEN (16) EAST, SAN BERNARDINO BASE AND MERIDIAN, TWO THOUSAND SEVEN HUNDRED (2700) FEET, MORE OR LESS, NORTH OF THE SOUTHWEST CORNER THEREOF;

THENCE ON A ONE DEGREE (1°) CURVE TO THE RIGHT ONE THOUSAND SEVEN HUNDRED TWENTY-THREE (1723) FEET, MORE OR LESS;

THENCE SOUTH THIRTY-NINE DEGREES THIRTY-SIX MINUTES EAST (S. 39° 36' E) TWO THOUSAND (2000) FEET, MORE OR LESS, OVER SOUTHWEST QUARTER OF NORTHWEST QUARTER (S.W. 1/4 OF N.W. 1/4) SOUTHWEST QUARTER (S.W. 1/4) AND SOUTHWEST QUARTER OF SOUTHEAST QUARTER (S.W. 1/4 OF S.E. 1/4) OF SAID SECTION TO A POINT IN ITS SOUTH LINE TWO THOUSAND FIVE HUNDRED FIFTY (2550) FEET, MORE OR LESS, EAST OF THE SOUTHWEST CORNER THEREOF; ALSO

BEGINNING AT A POINT IN THE WEST LINE OF SECTION THIRTY-THREE (33), TOWNSHIP FOUR (4) NORTH, RANGE SIXTEEN (16) EAST, SAN BERNARDINO BASE AND MERIDIAN, TWO THOUSAND ONE HUNDRED (2100) FEET, MORE OR LESS, NORTH OF THE SOUTHWEST CORNER THEREOF;

THENCE ON A ONE DEGREE (1°) CURVE TO THE LEFT TWO HUNDRED FIFTY (250) FEET, MORE OR LESS;

THENCE SOUTH FORTY-NINE DEGREES TEN MINUTES EAST (S. 49° 10' E.) TWO THOUSAND NINE HUNDRED FIFTY (2950) FEET, MORE OR LESS, OVER WEST HALF OF SOUTHWEST QUARTER (W 1/2 OF S.W. 1/4) AND SOUTHEAST QUARTER OF SOUTHWEST QUARTER (S.E. 1/4 OF S.W. 1/4) OF SAID SECTION TO A POINT IN ITS SOUTH LINE TWO THOUSAND FOUR HUNDRED FIFTY (2450) FEET, MORE OR LESS, EAST OF THE SOUTHWEST CORNER THEREOF; ALSO

BEGINNING AT A POINT IN THE NORTH LINE OF SECTION TWENTY-FIVE (25), TOWNSHIP THREE (3) NORTH, RANGE SIXTEEN (16) EAST, SAN BERNARDINO BASE AND MERIDIAN, TWO THOUSAND ONE HUNDRED (2100) FEET, MORE OR LESS, WEST OF THE NORTHEAST CORNER THEREOF;

THENCE SOUTH FORTY DEGREES FORTY-SEVEN MINUTES EAST (S. 40° 47' E.) THREE THOUSAND ONE HUNDRED (3100) FEET, MORE OR LESS, OVER NORTH HALF OF NORTHEAST QUARTER (N 1/2 OF N.E. 1/4) AND SOUTHEAST QUARTER OF NORTHEAST QUARTER (S.E. 1/4 OF N.E. 1/4) OF SAID SECTION TO A POINT IN ITS EAST LINE TWO THOUSAND FOUR HUNDRED (2400) FEET, MORE OR LESS, SOUTH OF THE NORTHEAST CORNER THEREOF.

PARCEL 1: A STRIP OF LAND 200 FEET IN WIDTH OVER SECTION 16, TOWNSHIP 1 NORTH, RANGE 19 EAST, SBBM, IN THE COUNTY OF SAN BERNARDINO, STATE OF CALIFORNIA, AS SHOWN ON A MAP RECORDED IN BOOK 18, PAGE 18 OF MAPS, RECORDS OF SAN BERNARDINO COUNTY, CALIFORNIA.

PARCEL 2: A STRIP OF LAND 200 FEET IN WIDTH OVER SECTION 16, TOWNSHIP 2 NORTH, RANGE 18 EAST, SBBM, IN THE COUNTY OF SAN BERNARDINO, STATE OF CALIFORNIA, AS SHOWN ON A MAP RECORDED IN BOOK 18, PAGE 19 OF MAPS, RECORDS OF SAN BERNARDINO COUNTY, CALIFORNIA.

PARCEL 3: A STRIP OF LAND 200 FEET IN WIDTH OVER SECTION 36, TOWNSHIP 2 NORTH, RANGE 18 EAST, SBBM, IN THE COUNTY OF SAN BERNARDINO, STATE OF CALIFORNIA, AS SHOWN ON A MAP RECORDED IN BOOK 18, PAGE 20 OF MAPS, RECORDS OF SAN BERNARDINO COUNTY, CALIFORNIA.

PARCEL 4: A STRIP OF LAND 200 FEET IN WIDTH OVER SECTION 16, TOWNSHIP 4 NORTH, RANGE 15 EAST, SBBM, IN THE COUNTY OF SAN BERNARDINO, STATE OF CALIFORNIA, AS SHOWN ON A MAP RECORDED IN BOOK 18, PAGE 19 OF MAPS, RECORDS OF SAN BERNARDINO COUNTY, CALIFORNIA.

PARCEL 5: A STRIP OF LAND 200 FEET IN WIDTH OVER SECTION 36, TOWNSHIP 5 NORTH, RANGE 14 EAST, SBBM, IN THE COUNTY OF SAN BERNARDINO, STATE OF CALIFORNIA, AS SHOWN ON A MAP RECORDED IN BOOK 18, PAGE 17 OF MAPS, RECORDS OF SAN BERNARDINO COUNTY, CALIFORNIA.